Exhibit 99.1

January 29, 2016

A. O. Smith announces record 2015 earnings on nearly eight percent increase in sales

Milwaukee, Wis.— A. O. Smith Corporation (NYSE-AOS) today announced record sales of $2.54 billion and record net earnings of $282.9 million, or $3.16 per share, for 2015 compared with net earnings of $207.8 million, or $2.28 per share, the previous year. Net earnings in 2014 included after-tax non-operating pension costs of $13.2 million or $.15 per share.

Sales for 2015 grew nearly eight percent from the $2.36 billion achieved in 2014 and over nine percent when adjusted for the stronger U.S. dollar against the Canadian and Chinese currencies. The increase in sales was due to higher prices in North America, higher sales of Lochinvar-branded products and commercial water heaters in the U.S., as well as continued demand for the company’s water heating and water treatment products in China. Sales in China grew nearly 14 percent during 2015. Excluding the impact from the stronger U.S. dollar, China sales increased 16 percent. Residential water heater volumes declined in the U.S. in 2015 as compared with 2014, which is consistent with the industry.

In the fourth quarter, the company earned $79.8 million or $.90 per share on sales of $639.4 million compared with net earnings of $53.2 million or $.59 per share in the fourth quarter 2014 on sales of $626.8 million. Fourth quarter 2014 net earnings included after-tax non-operating pension costs of $4.3 million, or $.05 per share.

“Our strong organic sales growth continues to differentiate us from other industrial companies,” Ajita G. Rajendra, chairman and chief executive officer, observed.

“Our China sales in 2015 exceeded our growth expectations of 15 percent in local currency, thanks to healthy consumer spending and increased demand for our water heaters, our fast-growing water treatment products and the successful introduction of a line of air purification products.”

“We achieved record sales, operating profits and margins in North America in 2015. Our commercial water heater and boiler volumes continued to grow in the U.S. as a result of continued strong end markets,” Rajendra noted.

North American segment

Sales for the North American segment in 2015 were a record $1.70 billion, a five percent increase over 2014 sales of $1.62 billion. The segment benefited from pricing actions in the U.S. and Canada and higher volumes of U. S. commercial water heaters and boilers. U.S. residential water heater volumes were lower than the prior year.

Segment operating earnings increased over 42 percent in 2015 to $339.9 million compared with $238.7 million in 2014. Segment operating earnings in 2014 included pre-tax non-operating pension costs of $14.7 million. The earnings increase was primarily due to pricing actions in the U.S. and Canada earlier in 2015, higher sales of Lochinvar-branded products, higher commercial water heater volumes, and lower steel costs. The impact on earnings from lower U.S. residential water heater volumes partially offset these favorable factors. As a result, 2015 operating margin of 20.0 percent was significantly higher than 2014 operating margin of 14.7 percent.

Fourth quarter sales for the segment of $413.7 million were lower than the prior year’s fourth quarter sales of $430.7 million. Growth in U.S. commercial water heater volumes was more than offset by lower U.S. residential volumes. Sales of Lochinvar-branded products in the fourth quarter of 2015 were flat compared with the fourth quarter of 2014. Industry volumes of residential and commercial boilers declined in the fourth quarter of 2015 compared with the same period in 2014. The company believes warmer weather at the beginning of the heating season and longer lead times for commercial projects may have negatively impacted the boiler industry.

Fourth quarter segment operating earnings were $92.2 million compared with $67.2 million earned in the fourth quarter of the prior year. Fourth quarter segment operating earnings in 2014 included pre-tax non-operating pension costs of $3.7 million. Pricing actions in the U.S. and Canada earlier in 2015, higher U.S. commercial water heater volumes and lower steel costs were partially offset by the impact on earnings from lower U.S. residential volumes. As a result, fourth quarter segment operating margin of 22.3 percent was significantly higher than the fourth quarter operating margin in 2014 of 15.6 percent.

Rest of World segment

Sales of this segment increased 13 percent in 2015 to $866.1 million compared with 2014 sales of $768.3 million. China sales increased 14 percent in U.S. dollars, while currency translation reduced sales by approximately two percentage points. Increased demand for water heaters and solid A. O. Smith-branded water treatment product sales, which grew over 45 percent above the prior year, contributed to the strong growth.

Operating earnings for this segment increased six percent in 2015 to $113.0 million compared with $106.7 million earned in 2014. Higher sales and lower steel costs were partially offset by lower sales of highly profitable commercial water heaters in China and increased China selling, general and administrative (SG&A) expenses. China earnings were reduced by approximately $2.5 million due to currency translation. Higher selling and promotion costs in China as well as higher development and advertising costs associated with the 2015 launch of air purification products in China were the primary drivers of the higher SG&A spending. As a result of those factors, segment operating margin decreased to 13.0 percent in 2015 compared with 2014 segment operating margin of 13.9 percent.

Segment sales for the fourth quarter 2015 of $231.8 million were 14 percent higher than the same period in the previous year driven by a 15 percent increase in China sales. Excluding the impact from the strengthening U.S. dollar, sales in China increased 19 percent in the quarter. Demand for water heaters, healthy demand for water treatment products and seasonal demand for the new air purification products drove the strong growth.

Segment operating earnings of $28.5 million were 27 percent higher in the fourth quarter of 2015 than in the same three-month period in 2014, driven by the impact from higher China sales, lower steel and advertising costs and smaller losses in India. These favorable factors were partially offset by higher selling costs in China. China earnings were reduced by over $1 million due to currency translation. Segment operating margin for the period at 12.3 percent was higher than the fourth quarter of 2014 at 11.0 percent.

Share Repurchase and Other Items

During the fourth quarter of 2015, the company repurchased 329,000 shares of common stock at a total cost of $23.8 million. For 2015, repurchases totaled approximately 1.9 million shares at a cost of $128.1 million. At its December 2015 meeting, the company’s board of directors increased the authorized shares available for repurchase by two million shares. Including this increase, approximately 2.59 million shares remained in the repurchase authority at the end of 2015.

Total debt was $249.0 million as of December 31, 2015, resulting in leverage of 14.7 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $645.2 million at the end of the year. Cash flow provided by operations of $344.4 million was solidly higher than the $263.9 million provided the previous year primarily due to higher earnings and smaller outlays for working capital during 2015.

“Earlier this week, we announced a 26 percent increase in our quarterly dividend rate,” Rajendra continued. “With almost $650 million in cash and a meaningful amount of incremental borrowing capacity, we are confident we have the resources available to take advantage of global opportunities that would add long-term value as well as return cash to shareholders.”

Corporate expenses in 2015 of $43.0 million were almost $10 million lower than in 2014, as a result of lower pension expense and higher interest income.

The effective tax rate associated with 2015 net earnings was 29.7 percent, which was higher than the 27.5 percent recorded the previous year due to a change in the company’s geographic earnings mix. Fourth quarter results include approximately $3 million, or $.03 per share, of income tax benefits primarily associated with the recently approved extension of the research and development (R&D) tax credit in the U.S. and additional research and development tax benefits in China.

Outlook for 2016

“Despite volatile economic conditions in China, we continue to expect strong, profitable sales growth in China this year at a rate of approximately 15 percent in local currency,” Rajendra observed. “We continue to experience strong consumer demand for our water heating and water purification products, and our new air purification products have been well-received by China consumers.”

“We expect the transition to higher efficiency boilers in the U.S. will continue in 2016, which, combined with new products, should allow sales growth of Lochinvar-branded products of 10 percent. We expect moderate growth in commercial and residential water heater volumes in North America driven by modest assumptions for new construction and steady replacement demand.”

“Our businesses continued to perform well in the fourth quarter, which leads us to expect 2016 earnings to be between $3.40 and $3.55 per share. The midpoint of our 2016 earnings guidance represents a 10 percent increase over 2015,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy; potential weakening in the high efficiency boiler segment in the U. S.; significant volatility in raw material prices; inability to implement or maintain pricing actions; potential weakening in U. S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the implementation of the new enterprise resource planning system; foreign currency fluctuations; the ability to execute our acquisition strategy; competitive pressures on the company’s businesses; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2015	2014	2015	2014

Net sales	$639.4	$626.8	$2,536.5	$2,356.0
Cost of products sold	376.8	394.9	1,526.7	1,496.7

Gross profit	262.6	231.9	1,009.8	859.3

Selling, general and administrative expenses	155.1	158.3	610.7	572.1
Interest expense	1.4	1.4	7.4	5.7
Other income	(3.2)	(1.7)	(10.8)	(5.2)

Earnings before provision for income taxes	109.3	73.9	402.5	286.7
Provision for income taxes	29.5	20.7	119.6	78.9

Net earnings	$79.8	$53.2	$282.9	$207.8

Diluted earnings per share of common stock	$0.90	$0.59	$3.16	$2.28

Average common shares outstanding (000’s omitted)	88,674	90,209	89,505	90,987

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31,	December 31,
	2015	2014
ASSETS:

Cash and cash equivalents	$323.6	$319.4
Marketable securities	321.6	222.5
Receivables	501.4	475.4
Inventories	222.9	208.3
Deferred income taxes	39.9	40.5
Other current assets	45.9	52.9

Total Current Assets	1,455.3	1,319.0

Net property, plant and equipment	442.7	427.7
Goodwill and other intangibles	711.9	737.3
Other assets	36.6	31.3

Total Assets	$2,646.5	$2,515.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$424.9	$393.8
Accrued payroll and benefits	81.5	70.3
Accrued liabilities	90.2	85.1
Product warranties	43.7	42.3
Debt due within one year	12.9	13.7

Total Current Liabilities	653.2	605.2

Long-term debt	236.1	210.1
Pension liabilities	134.2	133.1
Other liabilities	180.7	185.6
Stockholders’ equity	1,442.3	1,381.3

Total Liabilities and Stockholders’ Equity	$2,646.5	$2,515.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Twelve Months Ended
	December 31,
	(unaudited)
	2015	2014
Operating Activities
Net earnings	$282.9	$207.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	63.0	59.8
Pension expense	0.1	28.6
Loss on disposal of assets	0.6	0.1
Net changes in operating assets and liabilities:
Current assets and liabilities	10.1	(38.1)
Noncurrent assets and liabilities	(11.1)	7.5

Cash Provided by Operating Activities - continuing operations	345.6	265.7
Cash Used in Operating Activities - discontinued operations	(1.2)	(1.8)

Cash Provided by Operating Activities	344.4	263.9

Investing Activities
Capital expenditures	(72.7)	(86.1)
Investment in marketable securities	(428.8)	(321.9)
Net proceeds from sale of marketable securities	315.4	202.0

Cash Used in Investing Activities	(186.1)	(206.0)

Financing Activities
Debt incurred	28.1	34.2
Common stock repurchases	(128.1)	(103.8)
Net proceeds from stock option activity	13.7	4.8
Dividends paid	(67.8)	(54.4)

Cash Used In Financing Activities	(154.1)	(119.2)

Net increase (decrease) in cash and cash equivalents	4.2	(61.3)
Cash and cash equivalents - beginning of period	319.4	380.7

Cash and Cash Equivalents - End of Period	$323.6	$319.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Net sales
North America	$413.7	$430.7	$1,703.0	$1,621.7
Rest of World	231.8	203.4	866.1	768.3
Inter-segment sales	(6.1)	(7.3)	(32.6)	(34.0)

	$639.4	$626.8	$2,536.5	$2,356.0

Earnings
North America	$92.2	$67.2	$339.9	$238.7
Rest of World	28.5	22.4	113.0	106.7
Inter-segment earnings elimination	—	(0.1)	—	(0.1)

	120.7	89.5	452.9	345.3

Corporate expense	(10.0)	(14.2)	(43.0)	(52.9)
Interest expense	(1.4)	(1.4)	(7.4)	(5.7)

Earnings before income taxes	109.3	73.9	402.5	286.7

Tax provision	29.5	20.7	119.6	78.9

Net earnings	$79.8	$53.2	$282.9	$207.8